As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

under

THE SECURITIES ACT OF 1933

MERRILL LYNCH & CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	13-2740599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MERRILL LYNCH & CO., INC. 2011 PERFORMANCE YEAR DEFERRED COMPENSATION PLAN

(Full title of the plan)

EDWARD P. O’KEEFE

General Counsel

Merrill Lynch & Co., Inc.

Bank of America Corporate Center

100 North Tryon Street

Charlotte, North Carolina 28255

(704) 386-5681

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

BOYD C. CAMPBELL, JR.

McGuireWoods LLP

201 North Tryon Street

Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per Obligation (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Deferred Compensation Obligations (1)	$200,000,000	100%	$200,000,000	$14,260

(1)	The Deferred Compensation Obligations are unsecured obligations of Merrill Lynch & Co., Inc. to pay deferred compensation in the future in accordance with the terms of the Merrill Lynch & Co., Inc. 2011 Performance Year Deferred Compensation Plan. The amount to be registered represents the dollar amount of the compensation deferred and payable in the future in accordance with the Plan and participant elections.
(2)	Estimated solely for the purpose of determining the registration fee.
(3)	Calculated pursuant to Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended. These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The Annual Report of Merrill Lynch & Co., Inc. (the “Company”) on Form 10-K for the fiscal year ended December 31, 2009, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 and the Current Report on Form 8-K filed November 1, 2010, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein (in each case, other than information that is furnished but that is deemed not to have been filed).

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information that is furnished but that is deemed not to have been filed) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and the Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.	DESCRIPTION OF SECURITIES.

Under the Merrill Lynch & Co., Inc. 2011 Performance Year Deferred Compensation Plan (the “Plan”), the Company will provide eligible employees the opportunity to agree to the deferral of a specified percentage of their cash compensation. The following summary of the Plan is qualified in its entirety by reference to the Plan document, a copy of which has been filed as an exhibit to this Registration Statement.

The obligations of the Company which arise under the Plan (the “Obligations”) will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company is under no obligation and does not intend to fully fund the Obligations.

The Company is a separate and distinct legal entity from its parent, Bank of America Corporation, and from its broker-dealer and other subsidiaries. Creditors of the Company generally will have no claims against the assets of Bank of America Corporation. Furthermore, because the Company is itself a holding company, the right of any of its creditors to participate in any distribution of the assets of a subsidiary in the event of a bankruptcy or insolvency of the subsidiary is subject to the claims of creditors of the subsidiary, except to the extent that the Company is itself a recognized creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the Company are restricted by net capital requirements under the Exchange Act, and under rules of certain exchanges and other regulatory bodies.

The amount of compensation to be deferred by each participating employee (each a “Participant”) will be determined in accordance with the terms of the Plan based on elections by each Participant and credited to the account maintained by the Company for the Participant. A Participant’s account balance will be payable on a date selected by the Participant in accordance with the terms of the Plan. The Obligations represented by the account will be indexed to one or more benchmark return options individually chosen by each Participant from a list of investment media. A Participant’s account balance will be adjusted to reflect the investment experience, whether positive or negative, of the Participant’s selected benchmark return options, including any appreciation or depreciation. The Obligations will be denominated and payable in United States dollars.

A Participant’s right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by a written designation of a beneficiary under the Plan, by written will or by the laws of descent and distribution.

The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Participant, at the option of the Company or through operation of a mandatory or optional sinking fund or analogous provision. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

ITEM 5.	INTERESTS OF EXPERTS AND COUNSEL.

None.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145(a) of the General Corporation Law of the State of Delaware, as amended (the “Delaware Corporation Law”), provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, has no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity in any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article XIII, Section 2 of the Restated Certificate of Incorporation of the Company provides in effect that, subject to certain limited exceptions, the Company shall indemnify its directors and officers to the extent authorized or permitted by the General Corporation Law of the State of Delaware. Article XIII, Section 2 of the Restated Certificate of Corporation also provides that the directors and officers of the Company have the right to be paid by the Company expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such directors or officers. The Company has established a trust to fund its obligations, up to the amount of trust assets, that may arise to directors, officers and employees under the provisions of the General Corporation Law of the State of Delaware and the Company’s Restated Certificate of Incorporation.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4(a)	Merrill Lynch & Co., Inc. 2011 Performance Year Deferred Compensation Plan

5(a)	Opinion of McGuireWoods LLP regarding Obligations

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of PricewaterhouseCoopers LLP

23(c)	Consent of Deloitte & Touche LLP

24(a)	Power of Attorney

24(b)	Certified Resolutions

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 5th day of November, 2010.

MERRILL LYNCH & CO., INC.

By:	*
Thomas K. Montag Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Thomas K. Montag		Chief Executive Officer (Principal Executive Officer) and Director	November 5, 2010

* Robert Qutub		Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 5, 2010

* Peter D. Taube		Chief Accounting Officer and Controller (Principal Accounting Officer)	November 5, 2010

* Brian T. Moynihan		Chairman and Director	November 5, 2010

* Charles H. Noski		Director	November 5, 2010

* Sallie L. Krawcheck		Director	November 5, 2010

* Bruce R. Thompson		Director	November 5, 2010

*By:	/s/ TERESA M. BRENNER Teresa M. Brenner Attorney-in-Fact		November 5, 2010

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4(a)	Merrill Lynch & Co., Inc. 2011 Performance Year Deferred Compensation Plan

5(a)	Opinion of McGuireWoods LLP regarding Obligations

23(a)	Consent of McGuireWoods LLP (included in Exhibit 5(a))

23(b)	Consent of PricewaterhouseCoopers LLP

23(c)	Consent of Deloitte & Touche LLP

24(a)	Power of Attorney

24(b)	Certified Resolutions